CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the filing of the Registration Statement of the Warburg, Pincus Emerging Markets Fund, Inc. on Form N-14 of our reports dated October 7, 1999 and December 11, 1998 on our audits of the financial statements and financial highlights of the Warburg, Pincus Emerging Markets II Fund, Inc. and Warburg, Pincus Emerging Markets Fund, Inc., respectively, which reports are included in the Annual Report to Shareholders for the years ended August 31, 1999 and October 31, 1998, respectively, which are incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the headings "Management of Each Fund" and "Financial Statements and Experts" in the Prospectus/Proxy Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania
October 29, 1999